Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.	Exhibit 10.2

LICENSE AGREEMENT

BY AND AMONG

THE MEDICINES COMPANY

AND

APP PHARMACEUTICALS, LLC AND APP PHARMACEUTICALS, INC.

DATED AS OF JANUARY 22, 2012

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of January 22, 2012 (the “Effective Date”) by and between, on the one hand The Medicines Company, a company organized and existing under the laws of the State of Delaware with offices located at 8 Sylvan Way, Parsippany, New Jersey 07054 and its Affiliates (collectively, “MDCO”), and, on the other hand, APP Pharmaceuticals, LLC, a limited liability company organized and existing under the laws of the State of Delaware with offices at 1501 East Woodfield Road, Suite 300 East, Schaumburg, Illinois 60173 and its Affiliates, and APP Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware with offices at 1501 East Woodfield Road, Suite 300 East, Schaumburg, Illinois 60173 and its Affiliates, (collectively, “APP”). MDCO and APP are collectively referred to herein as the “Parties,” or each individually as a “Party.”

R E C I T A L S:
WHEREAS, MDCO is the owner of NDA (as defined below) No. 20-873, which was approved by the FDA (as defined below) for the Manufacture (as defined below) and sale of Angiomax (as defined below);
WHEREAS, APP Pharmaceuticals, LLC submitted Abbreviated New Drug Application No. 90-189 (together with any amendments, supplements, or other changes thereto, the “APP ANDA”) to the FDA under Section 505(j) of the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §355(j)) seeking approval to engage in the manufacture, use and sale of the bivalirudin for injection product that is the subject of the APP ANDA (the “APP Product”);
WHEREAS, APP subsequently amended the APP ANDA to include a “paragraph IV certification” seeking approval to engage in the manufacture, use and sale of the APP Product (as defined below) prior to the expiration of United States Patent Nos. 7,582,727 and 7,598,343 (the “Litigated Patents”);
WHEREAS, APP admits that the APP Product infringes the Litigated Patents and that the Litigated Patents are valid and enforceable;
WHEREAS, MDCO and APP are parties to a certain Settlement Agreement of even date herewith (the “Settlement Agreement”), pursuant to which MDCO and APP are settling pending litigation; and
WHEREAS, pursuant to the Settlement Agreement, MDCO and APP have agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements described herein and in the Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Settlement Agreement.

1.1“'404 Patent” means U.S. Patent No. 5,196,404.

1.2“Accelerated Launch Date” means the earlier of: [**].

1.3“Affiliate” means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting interest of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such interest shall not necessarily preclude the existence of control), or by contract or otherwise.

1.4“AG Product” means a generically Labeled lyophilized product containing the Compound that is Marketed and/or supplied under MDCO's NDA, described therein now or hereafter.

1.5“AG Supply Agreement” shall have the meaning assigned to such term in the Settlement Agreement.

1.6“Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.
1.7“ANDA” means an Abbreviated New Drug Application submitted to the FDA for approval to Manufacture and/or Market and/or import a pharmaceutical product in or for the Territory.

1.8“Angiomax” means any pharmaceutical product which is approved for Marketing in the Territory pursuant to MDCO's NDA; provided that Angiomax shall not include a product containing an active pharmaceutical ingredient in addition to the Compound.

1.9“Anticipated Launch Date” means May 1, 2019.

1.10“APP” shall have the meaning assigned to such term in the preamble to this Agreement.

1.11“APP AG Product” means AG Product supplied to APP pursuant to the AG Supply Agreement.

1.12“APP AG Product Gross Profits” means the Net Sales for APP AG Product less the APP AG Product Manufacturing Costs.

1.13“APP AG Product Manufacturing Costs” for APP AG Product shall mean, respectively, [**].

1.14“APP ANDA” shall have the meaning assigned to such term in the Recitals, [**].

1.15“APP Attorney or Agent” shall have the meaning assigned to such term in Section 3.7.

1.16“APP AG Launch Date” means any of the following dates:

1.16.1[**];

1.16.2[**]; and

1.16.3[**].

1.17“APP Launch Date” means the earlier of:

1.17.1[**];

1.17.2[**];

1.17.3[**]; and

1.17.4[**].

1.18“APP Liability” shall have the meaning assigned to such term in Section 7.2.

1.19“APP Party” shall have the meaning assigned to such term in Section 7.1.

1.20“APP Product” means any product which is the subject of the APP ANDA, [**].

1.21“Applicable Law” means the applicable Laws, rules, regulations, guidelines and requirements of any Governmental Authority related to the development, registration, Manufacture, Marketing or importation of the APP Product in or for the Territory or the performance of either Party's obligations under the Settlement Documents.

1.22“[**]” means the [**].

1.23“[**]” means the [**].

1.24“Authorized AG Product” means an AG Product: (i) authorized, whether pursuant to a license, supply arrangement, covenant not to sue, release, waiver or the like, for Marketing pursuant to an agreement between MDCO and a Third Party; [**].

1.25“Authorized Generic ANDA Product” means [**].

1.26“Authorized Launch Date” means the [**].

1.27“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or required by Law to close.

1.28“Claim” means any Third Party claim, lawsuit, investigation, proceeding, regulatory action or other cause of action.

1.29“Commercially Reasonable Efforts” means efforts and diligence in accordance with the subject Party's reasonable and sound business, legal, medical and scientific judgment and in accordance with the efforts and resources such Party would use in other aspects of its business that have similar commercial value and market potential, taking into account the competitiveness of the marketplace, the business life-cycle, the proprietary position of the company and the company's profitability of the pertinent product.

1.30“Compound” means bivalirudin.

1.31“Confidential Information” means any scientific, technical, formulation, process, Manufacturing, clinical, non-clinical, regulatory, Marketing, financial or commercial information or data relating to the business, projects, employees or products of either Party and provided by one Party to the other by written, oral, electronic or other means in connection with this Agreement.

1.32“Consent Judgment” shall have the meaning assigned to such term in the Settlement Agreement.

1.33“Covenant Not to Sue” shall have the meaning assigned to such term in Section 3.5.

1.34“[**]” means the [**].

1.35“[**]” shall have the meaning assigned to such term in Section 3.10.1.

1.36“Effective Date” shall have the meaning assigned to such term in the preamble to this Agreement.

1.37“FDA” means the United States Food and Drug Administration or any successor agency thereof.

1.38“Final Court Decision” means a final decision of any Federal court from which no appeal has been or can be taken (other than a petition to the United States Supreme Court for a writ of certiorari).

1.39“[**]” means [**].

1.40“First Commercial Sale” means the Shipment of commercial quantities of product for immediate commercial sale to major retail chains, major pharmaceutical wholesalers, or managed care providers in the Territory, [**].

1.41“Force Majeure” means any circumstances reasonably beyond a Party's control, including, acts of God, civil disorders or commotions, acts of aggression, fire, explosions, floods, drought, war, sabotage, embargo, utility failures, supplier failures, material shortages, labor disturbances, a national health emergency, or appropriations of property.

1.42“GAAP” means generally accepted accounting principles in effect in the United States from time to time, consistently applied.

1.43“Generic Equivalent Product” means any lyophilized pharmaceutical product containing the Compound as its sole active ingredient which is submitted to the FDA for Regulatory Approval pursuant to an ANDA as a Therapeutic Equivalent to Angiomax.

1.44“Governmental Authority” means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of: (i) any government of any country; or (ii) a federal, state, province, county, city or other political subdivision thereof.

1.45“IMS Data” means the use and prescription data available from IMS Health Incorporated or substantially similar data available from any successor entity.

1.46“Label” means any Package labeling designed for use with a product, including the package insert for such product that is approved by the FDA, and “Labeled” or “Labeling” shall have the correlated meaning.

1.47“Launch” means the first Shipment of APP Product by APP to an unaffiliated Third Party.

1.48“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

1.49“License and Authorization” shall have the meaning assigned to such term in Section 2.2.

1.50“Litigated Patents” shall have the meaning assigned to such term in the Recitals.

1.51“Losses” means any liabilities, damages, costs or expenses, including reasonable attorneys' fees and expert fees, incurred by any Party that arises from any claim, lawsuit or other action by a Third Party.

1.52“Manufacture” means all activities related to the manufacturing, development and use of a pharmaceutical product, or any ingredient thereof, including, manufacturing Compound or supplies for development, manufacturing a product for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing, and “Manufactured” or “Manufacturing” shall have the correlated meaning.

1.53“Market” means to distribute, promote, advertise, market, offer for sale or sell, to a Third Party, and “Marketing” or “Marketed” shall have the correlated meaning.

1.54“MDCO” shall have the meaning assigned to such term in the preamble to this Agreement.

1.55“MDCO Liability” shall have the meaning assigned to such term in Section 7.1.

1.56“MDCO Party” shall have the meaning assigned to such term in Section 7.2.

1.57 “MDCO's External Auditor” shall have the meaning assigned to such term in 5.7.

1.58“MDCO's NDA” means MDCO's NDA No. 20-873, as amended, or supplemented, for the Regulatory Approval of Angiomax.

1.59“MDCO's Patents” means: (i) the Litigated Patents and any patent that issues as a result of a continuation, continuation-in-part, divisional, reexamination or reissue thereof; and (ii) except for the '404 Patent, any other present or future U.S., international, or foreign patent owned, licensed or controlled by MDCO or any of its Affiliates which claims cover the Manufacturing, Marketing, using, or importing of the APP Product or APP AG Product. [**].

1.60“Net Sales” shall equal the gross amount invoiced for sales of the APP AG Product by APP to Third Parties in the Territory less the following, deductions from such gross sales, all as determined in accordance with APP's standard practices for other pharmaceutical products and consistent with the customary practices in the generic pharmaceutical industry in the Territory, consistently applied, and which, as applicable, are actually incurred, allowed, accrued or specifically allocated. For the sake of clarity, all such deductions represent reductions to the gross amount invoiced for sales of the APP AG Product by APP to Third Parties in the Territory in accordance with GAAP:

1.60.1[**] percent ([**]%) of gross sales for cash discounts;

1.60.2reasonable estimates for chargebacks, rebates, administrative fee arrangement and similar price concessions offered to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers directly related to the sale of APP AG Product;

1.60.3reasonable estimates for customer returns of APP AG Product (including as a result of recalls);

1.60.4reasonable estimates for rebates or other price reductions provided, based on sales of APP AG Product to any governmental or regulatory authority in respect of state or federal Medicare, Medicaid or similar programs; and

1.60.5reasonable estimates for billing adjustments, price or shelf stock adjustments, or other promotional allowances.

1.61“NDA” means a New Drug Application (or equivalent regulatory mechanism) filed with the FDA pursuant to and under 21 U.S.C. § 355(b) (as amended, supplemented or replaced), together with the FDA's implementing rules and regulations.

1.62“Package” means all primary containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a product, and “Packaged” or “Packaging” shall have the correlated meaning.

1.63“Party” or “Parties” shall have the meaning assigned to such term in the preamble to this Agreement.

1.64“Patent Term Extension” means any extension of the patent term of the '404 Patent beyond March 23, 2010 for any reason including, but not limited to, legislative, judicial actions or action by the U.S. Patent and Trademark Office.

1.65“Pending Appeal” shall have the meaning assigned to such term in the Settlement Agreement.

1.66“Pending Litigation” shall have the meaning assigned to such term in the Settlement Agreement.

1.67“Person” means any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

1.68“Regulatory Approval” means final Marketing approval by the FDA for the sale and Marketing of a pharmaceutical product in the Territory.

1.69“[**]” shall have the meaning assigned to such term in Section 2.2.

1.70“Settlement Agreement” shall have the meaning assigned to such term in the Recitals.

1.71“Settling Party” shall have the meaning assigned to such term in Section 11.5.

1.72“Shipped” means, with respect to a product, when a Person has delivered shipments of such product to a common carrier for shipment to its customers for resale; in each instance, a “Shipment,” “Ship” or “Shipping” shall have the correlated meaning.

1.73“[**]” means [**].

1.74“Term” shall have the meaning assigned to such term in Section 10.1.

1.75“Territory” means the United States of America, and its territories, commonwealths, districts and possessions, including the Commonwealth of Puerto Rico.

1.76“Therapeutic Equivalent” shall have the meaning given to it by the FDA in the current edition of the “Approved Drug Products with Therapeutic Equivalence Evaluations” (a/k/a the “Orange Book”) as may be amended from time to time during the Term.

1.77“Third Party” or “Third Parties” means any Person or entity other than a Party or its Affiliates.

1.78“Third Party License” shall have the meaning assigned to such term in Section 3.10.1.

2.License and Authorization

2.1Subject to the terms, conditions and limitations hereof, including the conditions set forth in

Section 3, MDCO hereby grants to APP a non-exclusive license (except as provided in Section 2.2), under MDCO's Patents to: (i) Manufacture, have Manufactured, import and Market the APP Product in or for the Territory, on and after the applicable APP Launch Date; (ii) Manufacture, and have Manufactured, import and conduct regulatory activities regarding APP Product prior to the APP Launch Date (but not to Market (except as provided in Section 3.1) or Ship the APP Product prior to the APP Launch Date) in sufficient quantities for the Launch of APP Product and to permit APP to Market and Ship the APP Product beginning on and after the APP Launch Date; and (iii) [**]. To the extent MDCO owns or controls any regulatory exclusivities granted by the FDA that may prevent Regulatory Approval of the APP Product or APP's Manufacture, importing or Marketing of APP Product in the Territory as permitted hereunder, MDCO hereby waives, effective as of the date that APP is licensed to conduct the applicable activity hereunder, such exclusivities and shall, if requested by APP and if applicable, send the FDA (within [**] Days of APP's request), a written confirmation (a copy of which shall be sent to APP prior to submission to the FDA for APP's review and comment) of MDCO's agreement to waive, effective as of the date that APP is licensed to conduct the applicable activity hereunder, such regulatory exclusivities with respect to the APP Product and/or the APP ANDA; provided, however, that the foregoing waiver shall not apply with respect to any pediatric exclusivity attached to the '404 Patent.

2.2The license and authorization granted in Section 2.1 of this Agreement are referred to herein as the “License and Authorization.” Except to the extent permitted pursuant to Section 11.3, and without derogating from APP's “have Manufactured” rights set forth in Section 2.1, APP shall not have the right to sublicense, assign or transfer any of its rights under the License and Authorization. [**].

2.3[**].

2.4[**].

2.5Except as set forth in the License and Authorization or expressly set forth in this Agreement, there are no authorizations, licenses or rights granted by either Party under this Agreement, by implication, estoppel or otherwise, including any right granted to APP to Market or Manufacture any Generic Equivalent Product except under the APP ANDA. Nothing herein shall be construed as the granting of any license or right to or under the '404 Patent. All rights not expressly granted by MDCO herein are hereby retained by MDCO. In addition, except as set forth in Section 2.2, MDCO explicitly retains the right itself or through an Affiliate to Market a generically Labeled version of Angiomax, and MDCO is free to grant a license under MDCO's Patents and/or supply AG Product to any Third Party.

3.Conditions

3.1APP hereby agrees that it shall not Market or Ship APP Product in the Territory prior to the applicable APP Launch Date. Notwithstanding the foregoing, APP shall be permitted (i) [**] days in advance of the Anticipated Launch Date [**] to inform potential customers of the date on which APP would be permitted to sell the APP Product or APP AG Product; and (ii) [**] days in advance of the Anticipated Launch Date [**] to engage in confidential non-binding and preliminary pricing and non-binding and preliminary contracting activities with respect to the APP Product or APP AG Product.

3.2APP hereby agrees not to (i) challenge, or in any way support or lobby for legislation that would affect, any Patent Term Extension or the validity or enforceability of the Litigated Patents or the '404 Patent; (ii) aid, abet, assist, enable or participate with any Third Party in a challenge to, or in supporting or lobbying in any way for legislation that would affect, any Patent Term Extension or the validity or enforceability of the Litigated Patents or the '404 Patent or the non-infringement by a Generic Equivalent Product sold by a Third Party of the Litigated Patents or the '404 Patent in or for the Territory, except to the extent required by court order or other Applicable Law; (iii) Market or Manufacture a Generic Equivalent Product other than the APP Product pursuant to the License and Authorization; or (iv) aid, abet, enable or contract with any Third Party regarding the Marketing or Manufacturing of any Generic Equivalent Product in or for the Territory other than the APP Product. [**].

3.3In addition to any other right or remedy MDCO may be entitled to, in the event that during the Term, APP breaches Sections 3.2 or 3.7, MDCO may, at its sole discretion, immediately, effective upon notice to APP, terminate the Settlement Documents, and/or this Agreement.

3.4Nothing set forth herein or in the other Settlement Documents shall be deemed to give MDCO any control over any Marketing exclusivity that may be granted to APP by the FDA in connection with the APP ANDA or the APP Product. Nothing set forth herein or in the other Settlement Documents shall be deemed to prevent or restrict APP from Manufacturing or Marketing any Generic Equivalent Product which would not infringe MDCO's Patents, and nothing herein shall prohibit APP from entering into any agreement with a Third Party related to any Generic Equivalent Product that does not infringe MDCO's Patents.

3.5MDCO hereby covenants that it will not sue, assert any claim or counterclaim against, otherwise participate in any action or proceeding against APP or its Affiliates or any of their shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors, marketing partners, insurers, or any heirs, administrators, executors, predecessors, successors, or assigns of the foregoing, or cause or authorize any person or entity to do any of the foregoing, in each case claiming or otherwise asserting that the Manufacture or use anywhere in the world for exportation into the Territory, or the Marketing, sale, offer for sale, or importation of the APP Product (and for clarity, the Compound used to Manufacture the APP Product), in or for the Territory in accordance with this Agreement, infringes MDCO's Patents (and any other United States or foreign patent issued now or in the future, except for the '404 Patent or any patent covering a ready to use patent) insofar as MDCO's Patents apply to the APP ANDA or the APP Product (the “Covenant Not to Sue”). MDCO will impose the foregoing Covenant Not to Sue on any Third Party to which MDCO may assign, grant a right to enforce, or otherwise transfer (by any means) any of MDCO's Patents subject to the foregoing Covenant Not to Sue. The Covenant Not to Sue shall not apply in the event APP has violated the Consent Judgment or has materially breached this Agreement or the Settlement Agreement. For any of MDCO's Patents listed in the FDA's Orange Book, the Covenant Not to Sue will hereby be treated as a non-exclusive license, so that APP or its Affiliates may file and maintain with the FDA “Paragraph IV Certifications” under 21 U.S.C. § 355(j)(2)(A)(vii)(IV) (as amended or replaced) and 21 U.S.C. § 355(b)(2)(A)(iv) (as amended or replaced) with respect thereto. [**].

3.6In consideration of the mutual execution of the Settlement Documents and the mutual agreement to be legally bound by the terms hereof, MDCO and APP, with the intention of binding themselves and their respective Affiliates, and their respective predecessors, successors, heirs and assigns, directors, officers, employees and representatives, hereby fully, finally and irrevocably release and discharge each other from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, liabilities, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, counterclaims, demands, costs, expenses, losses, liens and obligations, whatsoever, in law or equity, whether known or unknown, and waive any and all defenses, occurring before or as of the Effective Date related to the Litigated Patents, including (i) in connection with the Pending Litigation, (ii) APP's making, using, selling, offering for sale or importing Compound anywhere in the world for purposes of selling Compound to APP's customers prior to the Effective Date, (iii) associated with the APP ANDA and APP Product, and including MDCO's assertion of the Litigated Patents against APP, or (iv) all other claims that were asserted or could have been asserted in the Pending Litigation. For purposes of clarity, nothing herein shall inhibit any Party's ability to enforce the terms of this Agreement or the Settlement Agreement; MDCO's ability to enforce any patent, including the MDCO's Patents against Third Parties, except as specifically provided in the Covenant Not to Sue; or APP's ability to challenge the infringement of any patent, including the Litigated Patents and the '404 Patent, in connection with any product or ANDA other than the APP Product and APP ANDA.

3.7Except to the extent required by any Governmental Authority, or Applicable Law, APP shall not release (including any oral or written release or waiver of any right) any attorney (including any of the attorneys or law firms of record in the Pending Litigation or Pending Appeal) or any agent or consultant (whether retained by APP or by any attorney that represents APP) (“APP Attorney or Agent”) to: (i) assist, or cooperate with, any Third Party (including any current or future litigant in a litigation against MDCO) with respect to a Generic Equivalent Product, the Litigated Patents, the '404 Patent, or otherwise with respect to Angiomax in the Territory, or

(ii) [**]. APP shall not release, grant a waiver of conflict of interest or otherwise take any action which would allow or permit any APP Attorney or Agent (i) to breach the confidentiality of non-public information to which such attorney had access in connection with the Pending Litigation or Pending Appeal; or (ii) to represent or otherwise assist any Third Party (including any current or future litigant in a litigation against MDCO) with respect to a Generic Equivalent Product, the Litigated Patents, the '404 Patent, or otherwise with respect to Angiomax in the Territory. [**].

3.8[**].

3.9At the request of APP, MDCO will submit appropriate and necessary documentation to the FDA evidencing the licenses, waivers and covenants granted to APP under this Agreement.

3.10[**].

3.10.1[**].

3.10.2[**].

3.11    Following the Effective Date, the Parties agree to negotiate in good faith and work diligently to executive within [**] an agreement pursuant to which MDCO, [**], will use Commercially Reasonable Efforts to supply Compound to APP for use by APP in the Manufacture of APP Product for Marketing solely pursuant to the License and Authorization. Except as otherwise provided or required in an agreement with a Third Party, [**].
4.Marketing of APP AG Product and APP Product

4.1During any period APP is paying a royalty under Sections 4.5 for APP AG Product, APP shall, at its sole cost and expense, utilize Commercially Reasonable Efforts in Marketing the APP AG Product in the Territory to maximize sales of APP AG Product. During the Term prior to the APP Launch Date, APP shall not enter into any arrangements or agreements with any Third Party to Market APP Product or APP AG Product in the Territory without MDCO's prior written consent, which shall not be unreasonably withheld, except that APP shall not be restricted in entering into customary agreements with its ordinary trade customers including, wholesalers, distributors, and retailers or with suppliers and vendors of advertising, marketing and promotional services.

4.2Except as provided in Section 11.3, only APP shall be permitted to Launch and Market APP Product or the APP AG Product under this Agreement.

4.3It is the intent of APP to seek to sell APP AG Product so as to maximize APP AG Product Gross Profits. APP will have sole discretion, however, in setting the price for the sale of the APP AG Product in the Territory. APP will also agree that if it prices APP AG Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales of such APP AG Product shall be adjusted to reverse any discount which was given to a customer that was in excess of customary discounts for the APP AG Product (or, in the absence of relevant data for this APP AG Product, other similar products under similar market conditions).

4.4Notwithstanding the above, APP shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the APP ANDA.

4.5APP AG Product Royalty. APP will pay to MDCO a royalty of [**] percent ([**]%) of APP AG Product Gross Profits on APP AG Product.

4.6Royalty Payments. Payments due under this Section 4 shall be made within [**] days from the end of each calendar quarter in which APP AG Product is sold. All such payments shall include a report detailing the calculation of gross sales, Net Sales, APP AG Product Gross Profits and the royalties payable hereunder.

4.7Annual True-Up. Within [**] days after the end of the last calendar year during the Term in which fees are payable to MDCO pursuant to this Section 4, APP shall perform a “true up” reconciliation (and shall provide MDCO with a written report of such reconciliation) of the items comprising deductions from Net Sales outlined in Sections 1.60.2, 1.60.4 and 1.60.5. The reconciliation shall be based on actual cash paid or credits actually issued plus an estimate for any remaining liabilities incurred related to APP AG Product but not yet paid. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [**] days of the date of delivery of such report.

4.8Final True-Up. Within [**] months after the end of the last calendar year during the Term in which fees are payable to MDCO pursuant to this Section 4, APP shall perform a “true-up” reconciliation (and shall provide MDCO with a written report of such reconciliation) of the items comprising deductions from Net Sales for returns as outlined in Section 1.60.3. The reconciliation shall be based on actual cash paid or credits issued for returns, through the [**] month period following the termination of the Supply Term. If the foregoing reconciliation report shows either an underpayment or an overpayment between the Parties, the Party owing payment to the other Party shall pay the amount of the difference to the other Party within [**] days of the date of delivery of such report.

4.9Maintenance of Records. During the Term, and for a period of [**] thereafter, APP shall, and shall ensure that its Affiliates shall, keep at either its normal place of business, or at an off-site storage facility, detailed, accurate and up to date:

4.9.1records and books of account sufficient to confirm the calculation of the gross sales, Net Sales, APP AG Product Gross Profits, and the royalties payable hereunder; and

4.9.2information and data contained in any invoices or reports accompanying any payment to MDCO provided to MDCO in connection with this Agreement.

4.10Inspection. On no less than [**] Business Days notice from MDCO, APP shall make all the records, books of account, information and data referred to in Section 4.9 of this Agreement available for inspection during normal business hours by an internationally recognized independent accounting firm selected by MDCO and reasonably acceptable to APP that is not paid in whole or in part by a contingent fee arrangement, (“MDCO's External Auditor”) for the purpose of general review or audit; provided that MDCO may not request such inspection more than once in any calendar year. Upon reasonable belief of discrepancy or dispute, MDCO's External Auditor shall be entitled to take copies or extracts from such records, and books of account (but only to the extent related to the contractual obligations set out in this Agreement) during any review or audit, provided MDCO's External Auditor signs a confidentiality agreement with APP providing that such records, and books of account shall be treated as Confidential Information which may not be disclosed to any Person, including MDCO. MDCO's External Auditor shall only disclose to MDCO the results of the MDCO's External Auditor's audit, which results shall be concurrently disclosed to APP. Any underpayment or overpayment of amounts due hereunder as reflected by MDCO's External Auditor's results shall be promptly paid by the Party owing payment.

4.11Inspection Costs. MDCO shall be solely responsible for its costs in making any such review and audit, unless MDCO identifies a discrepancy in the calculation of royalties paid to MDCO under this Agreement in any calendar year from those properly payable for that calendar year of [**] percent ([**]%) or greater, in which event APP shall be solely responsible for the cost of such review and audit and shall pay MDCO any payment due. All information disclosed by APP or its Affiliates pursuant to this Section 4 shall be deemed APP's Confidential Information.

4.12Payment Method. All payments to be made by APP to MDCO under this Agreement shall be in United States dollars in immediately available funds and shall be made by wire transfer to the account designated by MDCO, such account to be designated by MDCO at least five (5) Business Days prior to the date any such payment is due.

4.13Late Payments. In addition to any other rights and remedies, in the event payments required to be made under this Agreement are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the lesser of [**] percent ([**]%) above the prime rate reported in The Wall Street Journal (Eastern Edition) on the date such payment was due and the maximum permissible rate under the Law commencing on the date such payment is due until such date as the payment is made.

4.14Taxes. MDCO shall be responsible for and shall pay all taxes payable on any income to MDCO or any payments by APP to MDCO. APP and MDCO shall bear sole responsibility for payment of compensation to their respective personnel, employees or subcontractors and for all employment taxes and withholding with respect to such compensation pursuant to Applicable Law. APP shall have the right to withhold taxes in the event that the revenue authorities in any country require the withholding of taxes on amounts paid hereunder to MDCO. APP shall secure and promptly send to MDCO proof of such taxes, duties or other levies withheld and paid by APP for the benefit of MDCO. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

5.Confidentiality

5.1Confidentiality Obligation. The Parties and their respective employees, directors, officers, consultants and contractors shall keep and maintain as confidential any Confidential Information supplied by the other Party during the Term. The confidentiality and non-disclosure obligations contained in this Agreement shall not apply to the extent that, evidenced by written records or similar proof, such Confidential Information is:

5.1.1at the time of disclosure by one Party to the other, in the public domain or otherwise publicly known;

5.1.2after disclosure by one Party to the other becomes part of the public domain, or otherwise publicly known, other than by breach by a Party of any obligation of confidentiality;

5.1.3information which the receiving Party can establish by competent evidence was already in its possession at the time of receipt or was independently developed by the receiving Party; or

5.1.4received from a Third Party who was lawfully entitled to disclose such information free of an obligation of confidentiality.

5.2Exceptions. Notwithstanding Section 5.1, in addition to any disclosure allowed under Section 11.5 the Party receiving Confidential Information may disclose such Confidential Information to the extent that such disclosure has been ordered by a court of law or directed by a Governmental Authority, provided that, the disclosure is limited to the extent ordered or directed and wherever practicable, the Party that owns the Confidential Information has been given sufficient written notice in advance to enable it to seek protection or confidential treatment of such Confidential Information.

5.3Expiration of Confidentiality. The confidentiality obligation contained in this Section 5 shall survive the termination or expiry of this Agreement for so long as such information remains confidential.

5.4Disclosure. If a Party is subpoenaed or otherwise requested by any Person, including any Governmental Authority, to give testimony or provide information which in any way relates to this Agreement, the APP Product or practices associated with the APP Product, such Party shall give the other Party prompt notice of such request, and unless otherwise required by Law, shall make no disclosure until such other Party has had a reasonable opportunity to contest the right of the requesting Person to such disclosure. The Parties shall provide each other with all reasonable cooperation and generally make its employees available to give testimony or to provide reasonable assistance in connection with any lawsuits, claims, proceedings and investigations relating to this Agreement, the APP Product or practices associated with the APP Product.

5.5Enforcement. The Parties agree that equitable relief, including injunctive relief and specific performance, is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney's fees. Such remedies shall not be deemed to be the exclusive remedies for a breach of this provision, but shall be in addition to all other remedies available at law or equity.

6.Representations and Warranties of Parties
MDCO represents and warrants to APP that MDCO possess the rights and authority to grant the License and Authorization to APP and its Affiliates under this Agreement, and with respect to Sections 6.1 and 6.2 below, each of MDCO and APP represents, warrants, and covenants, to the other Party that:
6.1Organization and Authority. Such Party is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Such Party has the requisite power and authority to enter into this Agreement. Such Party has the requisite power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery of this Agreement and the performance by such Party of its obligations hereunder have been authorized by all requisite action on its part. This Agreement has been validly executed and delivered by such Party, and, assuming that such documents have been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.2Consents and Approvals; No Violations.

6.2.1Except as otherwise set forth in this Agreement or the Settlement Agreement, no material filing with, and no material permit, authorization, consent, or approval, of or from any Governmental Authority is required to be obtained by or on behalf of such Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party's ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

6.2.2Neither the execution nor the delivery of this Agreement by such Party, nor the performance by such Party of its obligations hereunder, will (i) violate the certificate of incorporation, certificate of formation, by-laws or other organizational document of such Party; (ii) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party; or (iii) violate or conflict in any material respect with any material Law, rule, regulation, judgment, order or decree of any court or Governmental Authority applicable to such Party, except in the case of clause (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on such Party's ability to consummate the transactions contemplated hereby.

6.2.3The Parties shall submit this Agreement together with the Settlement Agreement to the Federal Trade Commission Bureau of Competition and the Assistant Attorney General in charge of the Antitrust Division of the Department of Justice as soon as practicable following its execution and in no event later than ten (10) Business Days following its execution.

7.Indemnities; Product Liability; Insurance

7.1.Indemnity by MDCO. MDCO shall defend, indemnify and hold harmless each of APP and its Affiliates and its and their directors, officers, employees and contractors (“APP Party”) from and against any and all Losses, (“MDCO Liability”) arising from or in connection with:

7.1.1any Claim resulting from any gross negligent acts or acts of willful misconduct of any MDCO Party in connection with the performance of its obligations under this Agreement; or

7.1.2any Claim based on or arising out of the use, Manufacturing, Labeling, Packaging or Marketing of Angiomax, including, any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of Angiomax;

7.1.3the breach by MDCO of any of its representations or warranties contained in this Agreement;

except, in each case, to the extent that the MDCO Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a APP Party.
7.2.Indemnity by APP. APP shall defend, indemnify and hold harmless each of MDCO and its Affiliates and its and their directors, officers, employees and contractors (“MDCO Party”) from and against any and all Losses (“APP Liability”) arising from or in connection with:

7.2.1any Claim resulting from any gross negligent acts or acts of willful misconduct of any APP Party in connection with the performance of its obligations under this Agreement;

7.2.2any Claim based on or arising out of the use, Manufacturing, Labeling, Packaging or Marketing of APP Product, including, any investigation by a Governmental Authority or any claim for personal injury or property damage asserted by any user of APP Product; or

7.2.3the breach by APP of any of its representations or warranties contained in this Agreement.

except, in each case, to the extent that APP's Liability is caused by the negligence, breach of the terms of this Agreement, or willful misconduct of a MDCO Party.
7.3.Control of Proceedings. A Party seeking indemnification hereunder shall provide prompt written notice to the other Party (and, in any event, within thirty (30) days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder. The indemnifying Party shall have the sole control over the defense of any Claim, provided that, the indemnifying Party shall obtain the written consent of the indemnified Party prior to settling or otherwise disposing of such Claim if as a result of the settlement or Claim disposal the indemnified Party's interests are in any way adversely affected.

7.4.No Admissions. The indemnified Party shall not make any payment or incur any expenses in connection with any APP Liability or MDCO Liability (as the case may be), or make any admissions or do anything that may compromise or prejudice the defense of any Claim without the prior written consent of the indemnifying Party.

7.5.Claim Information. Each Party shall promptly:

7.5.1inform the other by written notice of any actual or threatened Claim to which Sections 7.1 or 7.2 apply;

7.5.2provide to the other Party copies of all papers and official documents received in respect of any such Claim; and

7.5.3cooperate as reasonably requested by the other Party in the defense of any such Claim.

7.6.Limitation of Liability. Except as may be included in a Claim under Section 7.1, 7.2 or 7.8, or a breach by any Party of Section 3 or Section 11.5, in no event shall any Party or its Affiliates be liable for special, punitive, indirect, incidental or consequential loss or damage based on contract, tort or any other legal theory arising out of this Agreement.

7.7.Product Liability Insurance. Each Party shall maintain, at its own cost, general commercial liability insurance (including comprehensive product liability) in such amount as MDCO and APP, respectively, customarily maintain with respect to its other products and which is reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size and activities but in any event not less than $[**] per occurrence and $[**] in the aggregate. In the event the insurance policy obtained by a Party is a “claims made” policy (as opposed to an “occurrence” policy), such Party shall obtain comparable insurance for not less than four (4) years following the expiry or termination of this Agreement.

7.8.Irreparable Harm. APP acknowledges that in the event of a Launch or continued Marketing or Shipping by APP of APP Product or APP AG Product in the Territory other than as permitted under this Agreement, the damages to MDCO and its business (including, but not limited to, lost sales of Angiomax) would be difficult to calculate and the adequacy of monetary damages calculated at Law would be uncertain. Accordingly, APP agrees that in any action by MDCO seeking injunctive or other equitable relief in connection with any such Launch or continued Marketing of Shipping, other than as permitted under this Agreement, APP shall not assert or plead the availability of an adequate remedy at Law as a defense to the obtaining of any such remedy. APP hereby waives any equitable defense to such injunction including, laches, unclean hands, acquiescence or any estoppel arguments. The foregoing shall not be in lieu of any other remedy to which MDCO may be entitled hereunder in equity or at Law as a result of such a breach.

7.9.Limitation on Representations, Warranties and Indemnification. NEITHER PARTY SHALL BE DEEMED TO MAKE ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, EXCEPT AS SPECIFICALLY SET FORTH HEREIN. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED BY EACH PARTY.

8.Force Majeure

8.1Force Majeure. Neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the Party affected shall give prompt notice thereof to the other Party. Subject to Section 8.2, the Party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

8.2Continued Force Majeure. If any Force Majeure continues unabated for a period of at least ninety (90) days, the Parties shall meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected Party.

9.Trademarks and Trade Names

9.1Except as may appear on the AG Product vials, Labeling and Packaging, APP shall have no right to use any trademark or tradedress of MDCO and shall have no rights to any other intellectual property of MDCO or its Affiliates other than to the extent of the License and Authorization.

10.Term and Termination

10.1Term. Unless sooner terminated in accordance with the terms hereof, the term of this Agreement shall extend from the Effective Date until the later of: (i) the expiration of all of MDCO's Patents, and (ii) six (6) months after the date of expiration of the '404 Patent (the “Term”).

10.2Termination. In addition to MDCO's right to immediately terminate this Agreement as set forth in Section 3, either Party shall be entitled to terminate this Agreement by written notice to the other if:

10.2.1the other Party commits a material breach of this Agreement, and fails to remedy it within sixty (60) days of receipt of notice from the first Party of such breach and of its intention to exercise its rights under this Section 10.2; or

10.2.2an order is made or a resolution is passed for the winding up of the other Party (other than voluntarily for the purposes of solvent amalgamation or reconstruction) or an order is made for the appointment of an administrator to manage the other Party's affairs, business and property or if a receiver (which expression shall include an administrative receiver) is appointed over any of the other Party's assets or undertaking or if circumstances arise which entitle the court or a creditor to appoint a receiver or manager or which entitle the court to make a winding-up order or if a voluntary arrangement is proposed in respect of the other Party or if the other Party takes or suffers any similar or analogous action in consequence of debt, and such order, appointment or similar action is not removed within ninety (90) days.

10.3Effect of Termination. In the event of expiry or termination of this Agreement for any reason, each Party shall promptly return all Confidential Information of the other Party provided during the Term or destroy and certify the destruction of such Confidential Information.

10.4Liability on Termination. The termination or expiry of this Agreement shall not release either of the Parties from any liability which at the time of termination or expiry has already accrued to the other Party, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

10.5Surviving Sections. The provisions of Sections 1, 3.6, 4.7-4.14, 5, 6, 7, 10.3, 10.4, 10.5, and 11 shall continue in force in accordance with their respective terms notwithstanding expiry or termination of this Agreement for any reason. In addition, except in the event that APP has violated the Consent Judgment or has materially breached this Agreement or the Settlement Agreement, the Covenant Not to Sue shall survive termination or earlier expiration of this Agreement.

11.Miscellaneous

11.1Notice.

11.1.1Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, or by confirmed fax transmission to the address of the receiving Party as set out in Section 11.2 below unless a different address or fax number has been notified to the other in writing for this purpose.

11.1.2Each such notice or document shall:

i.	if sent by hand, be deemed to have been given when delivered at the relevant address;

ii.	if sent by prepaid mail, be deemed to have been given five (5) days after posting; or

iii.	if sent by confirmed fax transmission be deemed to have been given when transmitted, provided that, a confirmatory copy of such fax transmission shall have been sent by prepaid overnight mail within twenty-four (24) hours of such transmission.

11.2Address for Notice. The address for services of notices and other documents on the Parties shall be:

To MDCO
The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attn: Chief Executive Officer
Facsimile: (862) 207-6064

with a copy to:

The Medicines Company
8 Sylvan Way
Parsippany, NJ 07054
Attn: General Counsel
Facsimile: (862) 207-6062

To APP
APP Pharmaceuticals, Inc.
1501 East Woodfield Road
Suite 300 East
Schaumburg, Illinois 60173
Attn: General Counsel
Facsimile: (847) 413-2670

with a copy (which shall not constitute notice hereunder) to:
RAKOCZY MOLINO MAZZOCHI SIWIK LLP
6 West Hubbard Street, Suite 500
Chicago, Illinois 60654
Attn: William A. Rakoczy
Facsimile: (312) 222-6321

11.3Assignment.

11.3.1Subject to Section 11.3.2, neither Party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, not to be unreasonably withheld or delayed.

11.3.2Each Party shall be entitled, without prior written consent of the other Party, to assign all or any of its rights or obligations under this Agreement to an Affiliate or transfer such rights and obligations to a successor entity by way of merger or acquisition of substantially all of the assets of such Party (whether by consolidation, sale of assets, or otherwise); provided the Affiliate or other successor entity expressly assumes in writing those rights, duties and obligations under this Agreement and this Agreement itself and the Affiliate or other successor is a financially capable business entity. [**]. The assignment of this Agreement by APP shall not in anyway affect APPs duties, obligations and admissions in the Settlement Agreement or the other Settlement Documents, and APP will continue to be bound by the terms of the Consent Judgment.

11.3.3Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment or transfer in contravention of the terms of this Agreement shall be null and void.

11.4Amendment. This Agreement may not be varied, changed, waived, discharged or terminated, including by course of conduct or trade usage, except by an instrument in writing signed by the Party against which enforcement of such variation, change, waiver, discharge or termination is sought.

11.5Public Announcements. The terms of the Settlement Documents and the negotiations of the Parties pertaining to them, shall be maintained in confidence by the Parties. Without limiting the generality of the foregoing, neither Party or its counsel shall provide discovery (including documents, oral testimony and/or statements whether by deposition or otherwise, the work of outside experts or consultants, or work product embodying any of the above) to any Third Party in any judicial or arbitral proceeding in the Territory pertaining to the Settlement Documents. Notwithstanding these obligations, (i) a Party may issue a press release with the prior written consent of the other Party (such consent to be at the sole discretion of such other Party); (ii) MDCO may issue a press release in the form attached hereto as Schedule 11.5, and APP may issue a press release in the form attached hereto as Schedule 11.6; (iii) either Party may disclose such terms or discovery as otherwise required by court order, provided that the other Party shall be given the opportunity to (a) review and comment on the proposed disclosure reasonably in advance of the disclosure, and (b) quash such order and to obtain a protective order requiring that the information and documents that are the subject of such order be held in confidence by such court; (iv) MDCO may disclose (a) to a Third Party (a “Settling Party”), who is identified in writing to APP in advance of any disclosure, the terms set forth in Sections 2 and 4 (along with the defined terms in Section 1 referenced in those provisions) that trigger a most favored nations provision in a settlement relating to the Litigated Patents, the '404 Patent or Angiomax between MDCO and such Settling Party, provided that such disclosure is solely for purposes of establishing whether and to what extent such a most favored nations provision has been triggered and such Settling Party has agreed in writing to maintain the confidentiality of such terms of the Settlement Documents and not to use such terms other than in connection with such purpose and no other purpose, and (b) to a person unaffiliated with such Settling Party and acceptable to MDCO Sections 2 and 4 (along with the defined terms in Section 1 referenced in those provisions) solely to assess the applicability of the most favored nations provision to the terms disclosed to such Settling Party, provided that such unaffiliated person has agreed in writing to maintain the confidentiality of the Settlement Documents and not to use such terms other than in connection with such assessment and no other purpose; (v) either Party may disclose such terms to such Party's actual and prospective investors and lenders, attorneys, accountants, insurers and FDA consultants on a need-to-know basis and who have agreed in writing and in advance to maintain the confidentiality of such information in accordance with the confidentiality provisions set forth herein; (vi) APP may disclose such terms to the FDA as may be necessary or useful in obtaining and maintaining Regulatory Approval of the APP ANDA and Launching the APP Product as provided by the License Agreement, so long as APP requests that the FDA maintain such terms in confidence, and (vii) APP may disclose such terms to its manufacturers, suppliers, distributors, marketing partners and customers in accordance with APP's exercise of its pre-Launch rights set forth in Sections 2.1 and 3.1 and (viii) either Party may disclose such terms as otherwise required by Law, including SEC reporting requirements, or by the rules or regulations of any stock exchange to which the Parties are subject; provided that, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of the Settlement Documents with respect to any SEC filings, and each Party shall use reasonable efforts to seek confidential treatment for such terms; provided, however, that each Party shall ultimately retain control over what information to disclose to the SEC or any other such agencies.

11.6Superiority of Agreement. The Parties agree that this Agreement supersedes all prior discussions and writings of the Parties, and that the provisions of this Agreement, together with any amendments hereto, shall prevail over any inconsistent statements or provisions contained in any prior discussions, arrangements or comments between the Parties and in any documents passing between the Parties, including, any forecast, purchase order, purchase order revision, acknowledgment, confirmation or notice. It is agreed that:

11.6.1neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not expressly set out in this Agreement;

11.6.2neither Party shall have any remedy in respect of misrepresentation or untrue statement made by the other Party or for any breach of warranty which is not contained in this Agreement;

11.6.3this Section 11.6 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation; and

11.6.4notwithstanding the foregoing, the Settlement Agreement shall be deemed of equal dignity to this Agreement and this Agreement shall be construed together with the Settlement Agreement in a consistent manner as reflecting a single intent and purpose.

11.7Governing Law. This Agreement shall be governed by the Laws of the State of Delaware without regard to the conflicts of law provisions thereof. The Parties irrevocably agree that the United States District Court for the District of Delaware shall have exclusive jurisdiction to deal with any disputes arising out of or in connection with this Agreement and that, accordingly, any proceedings arising out of or in connection with this Agreement shall be brought in the United States District Court for the District of Delaware. Notwithstanding the foregoing, if there is any dispute for which the United States District Court for the District of Delaware does not have subject matter jurisdiction, the state courts in Wilmington, Delaware shall have jurisdiction. In connection with any dispute arising out of or in connection with this Agreement, each Party hereby expressly consents and submits to the personal jurisdiction of the federal and state courts in the State of Delaware.

11.8Agreement Costs. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

11.9Counterparts. This Agreement may be executed in any number of counterparts and may be executed by the Parties on separate counterparts (including fax or electronic counterparts), each of which is an original but all of which together constitute the same instrument.

11.10Severability. If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

11.11Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities; and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between MDCO and APP. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party.

11.12Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. MDCO and APP acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Whenever used herein, the words “include,” “includes” and “including” shall mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. With respect to any particular action or agreement, the use of the words “MDCO shall” or “MDCO will” herein shall also mean “MDCO shall cause” the particular action to be performed. Similarly, with respect to any particular action or agreement, the use of the words “APP shall” or “APP will” herein shall also mean “APP shall cause” the particular action to be performed. Nothing in this Agreement shall operate to exclude any provision implied into this Agreement by Law and which may not be excluded by Law or limit or exclude any liability, right or remedy to a greater extent than is permissible under Law.

11.13Dispute Resolution.

11.13.1Preliminary Process. If there is a disagreement between the Parties as to the interpretation of this Agreement or in relation to any aspect of the performance by either Party of its obligations under this Agreement, the Parties shall, within ten (10) Business Days of receipt of a written request from either Party, meet in good faith and try to resolve the disagreement without recourse to legal proceedings.

11.13.2Escalation of Dispute. If resolution of the disagreement does not occur within five (5) Business Days after such meeting, the matter shall be escalated to applicable APP and MDCO Presidents (or other ranking senior executive) for resolution.

11.13.3Equitable Relief. Nothing in this Section 11.13 restricts either Party's freedom to seek urgent relief to preserve a legal right or remedy, or to protect a proprietary or trade secret right, or to otherwise seek legal remedies through any available channel if resolution is not otherwise achieved under this Section 11.13.

11.14Cumulative Rights. The rights and remedies of each of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such Party considers appropriate and are in addition to its rights and remedies under general law.

11.15No Third Party Benefit. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their Affiliates, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.16Further Assurance. Each of the Parties shall do, execute and perform and shall procure to be done and perform all such further acts, deeds, documents and things as the other Party may reasonably require from time to time to give full effect to the terms of this Agreement.

11.17Waiver. No failure or delay by either Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver, acquiescence or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy. A waiver by a Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Party would otherwise have on any future occasion.

[Signature Page Follows]

[Signature Page to License Agreement Regarding Bivalirudin Injection Product]
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

THE MEDICINES COMPANY

Date: _______________        By: __/s/ Glenn Sblendorio_______________

Name: ____ Glenn Sblendorio ____________

Title: _____EVP & CFO__________________

APP PHARMACEUTICALS, LLC

Date: ____1/22/12________        By: ____/s/ J.R. Ducker___________________

Name: _____J.R. Ducker___________________

Title: ______President & CEO______________

Date: ____1/22/12________        By: ____/s/ J.R. Ducker___________________

Name: _____J.R. Ducker___________________

Title: ______President & CEO______________

Schedule 11.5

Contact: Michael Mitchell
The Medicines Company
973-290-6000
investor.relations@themedco.com

FINAL DRAFT 1 22 2012
THE MEDICINES COMPANY SETTLES ANGIOMAX® (BIVALIRUDIN) PATENT LITIGATIONS WITH APP PHARMACEUTICALS

Parsippany, N.J., January 23, 2012- The Medicines Company (NASDAQ: MDCO) today announced that it has settled the lawsuits filed by MDCO in the U.S. District Court for the District of Delaware relating to the Abbreviated New Drug Application (ANDA) filed by APP Pharmaceuticals, LLC (APP) for a generic version of Angiomax® (bivalirudin for injection). The settlement also includes APP's agreement to dismiss its appeal of the August 2010 federal district court decision holding that MDCO's application for Hatch Waxman patent term extension of the Angiomax composition of matter patent, U.S. Patent No. 5,196,404, was timely filed. Upon dismissal of the appeal, all pending litigation regarding the Angiomax composition of matter patent will have been resolved.
As part of the settlement, APP admits that the two patents asserted in the lawsuits related to APP's ANDA, U.S. Patent No. 7,582,727 and U.S. Patent No. 7,598,343, are valid and enforceable against, and would be infringed by, APP's proposed generic bivalirudin product. These patents are listed in the Orange Book and expire on July 27, 2028.
MDCO and APP also agreed to the following arrangements in connection with the settlement:
License by MDCO
The settlement agreement includes a license by MDCO to APP and an affiliate of APP under which APP may launch a generic bivalirudin product in the U.S. on May 1, 2019. In certain limited circumstances, this license to APP could become effective prior to May 1, 2019 and could include an authorized generic bivalirudin product supplied by MDCO.
Finished Product Manufacturing for MDCO
MDCO entered into an agreement with APP under which APP has agreed to manufacture and supply Angiomax finished product to MDCO. This manufacturing arrangement provides MDCO with an additional source of finished product supply capacity to support anticipated growth of product use, and replaces capacity recently lost when one of MDCO's fill and finish manufacturers announced that it would cease contract manufacturing operations.

Acute Care Generic Products Portfolio Licensed by MDCO
MDCO and APP entered into an agreement under which APP has agreed to license and supply to MDCO a portfolio of generic products which are used in therapeutic areas in which MDCO focuses or plans to focus, including treatment of acute cardiovascular, neurological and infectious diseases in hospital.

Glenn Sblendorio, Executive Vice President and Chief Financial Officer of The Medicines Company stated, “These arrangements reflect our continued confidence in the strength of our Angiomax patents. We are delighted to partner with APP for additional Angiomax fill and finish manufacturing capacity. Also, we believe that the portfolio of acute and intensive care hospital generic products that we have licensed aligns well with our portfolio of marketed and development-stage innovative products and that our customers will welcome the expansion of our product offerings.”

As required by law, MDCO and APP will submit all of the agreements entered into in connection with the settlement to the U.S. Federal Trade Commission and the U.S. Department of Justice.

For a more detailed summary of the terms and financial arrangements between MDCO and APP, please refer to the Current Report on Form 8-K filed by MDCO with the Securities and Exchange Commission on January 23, 2012.

Background on the litigation now settled.
In September 2009 and April 2010, MDCO received Paragraph IV Certification Notice Letters from APP notifying MDCO that APP had submitted an ANDA to the Food and Drug Administration for approval to market a generic version of Angiomax®. In October 2009 and June 2010, MDCO filed patent infringement lawsuits against APP. The complaints, which were filed in the U.S. District Court for the District of Delaware, alleged infringement of U.S. Patent Nos. 7,582, 727 and 7,598,343.

MDCO remains in infringement litigations involving U.S. Patent Nos. 7,582, 727 and 7,598,343 with Hospira, Mylan Pharmaceuticals, Dr. Reddy's Laboratories and Sun Pharmaceuticals.

In the first quarter of 2010, MDCO filed suit against the U.S. Patent and Trademark Office (PTO), the U.S. Food and Drug Administration (FDA) and the U.S. Department of Health and Human Services (HHS) seeking to set aside the PTO's denial of MDCO's application to extend the patent term of the '404 patent.  On August 3, 2010, the U.S. Federal District Court for the Eastern District of Virginia ordered the PTO to consider MDCO's patent term extension application timely filed. The period for the government to appeal the court's August 3, 2010 decision expired without government appeal. However, on August 19, 2010, APP filed a motion to intervene for the purpose of appeal in MDCO's case against the PTO, the FDA and HHS. On September 13, 2010, the federal district court denied APP's motion. APP appealed the denial of its motion, as well as the federal district court's August 3, 2010 order (and all related and underlying orders), to the U.S. Court of Appeals for the Federal Circuit.

About The Medicines Company
The Medicines Company (NASDAQ: MDCO) provides medical solutions to improve health outcomes for patients in acute and intensive care hospitals worldwide. These solutions comprise medicines and knowledge that directly impact the survival and well-being of critically ill patients. The Medicines Company's website is www.themedicinescompany.com.

Statements contained in this press release about The Medicines Company that are not purely historical, and all other statements that are not purely historical, may be deemed to be forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "believes," "anticipates" and "expects" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements.  Important factors that may cause or contribute to such differences include the extent of the commercial success of Angiomax, the Company's other products and the products licensed from APP; whether the Company is able to maintain market exclusivity for Angiomax; whether the Company is able to obtain or maintain patent protection for the intellectual property relating to the Company's products; whether the Company's products and product candidates will advance in the clinical trials process on a timely basis or at all; whether the Company will make regulatory submissions for product candidates on a timely basis; whether its regulatory submissions will receive approvals from regulatory agencies on a timely basis or at all ; risks related to the Company's dependence on third parties such as APP to manufacture and supply its products; and such other factors as are set forth in the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission including, without limitation, the risk factors detailed in the Company's Quarterly

Report on Form 10-Q filed on November 9, 2011, which are incorporated herein by reference. The Company specifically disclaims any obligation to update these forward-looking statements.